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                                                                   EXHIBIT 5.1

                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION

                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050      JOHN ARNOT WILSON
                TELEPHONE 650-493-9300   FACSIMILE 650-493-6811        RETIRED



                                   April 6, 1998


Ross Systems, Inc.
Two Concourse Parkway
Suite 800
Atlanta, GA 30328


     RE:  PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

     We have examined Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Ross Systems, Inc. (the "Company") filed with the Securities and Exchange Commission (the "Registration Statement") on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an offering by the Company pursuant to Rule 415 of shares of the Company's Common Stock (the "Shares").

     It is our opinion that upon issuance of the Shares by the Company in accordance with the pertinent enabling resolutions of the Board of Directors of the Company, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement, and further consent to the use of our name wherever appearing in Pre-Effective Amendment No. 1 the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation



                                        /s/  WILSON SONSINI GOODRICH & ROSATI